UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Timothy N. Atherton
      GPU Service, Inc.
      2800 Pottsville Pike
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient   received    To be received
                              (a)       (b)
      Timothy N. Atherton
            2000          $131,272                          GPU Service, Inc.
            2001                      $113,800              GPU Service, Inc.
            2002                      $113,800              GPU Service, Inc.
            2003                      $113,800              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000 if any, amounted in the aggregate to $131,272. Based on his present salary rate, respondent estimates that his 2001, 2002, and 2003 compensation, each year, will be $113,800. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002, and 2003

      (b) Basis for compensation if other than salary. N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $6,260.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/ Timothy N. Atherton

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

  STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Michael J. Chesser
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is President - Operations Division of GPU Service, Inc., and also is President and Chief Executive Officer of Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company, (d/b/a as GPU Energy), and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                         Salary or other compensation        Person or company
                         ----------------------------        from whom received
      Name of recipient   received    to be received          or to be received
                             (a)         (b)

      Michael J. Chesser.
            2000          $323,273                          GPU Service, Inc.
            2001                      $375,000              GPU Service, Inc.
            2002                      $375,000              GPU Service, Inc.
            2003                      $375,000              GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $323,273. Based on his present salary rate, respondent estimates that his 2001, 2002, and 2003 compensation, each year, will be $375,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ 12,493 (2000).

      (b) Itemized list of all other expenses:  None



January 26, 2001                          (Signed) /s/  Michael J. Chesser

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Cortlandt C. Choate
      GPU Service, Inc.
      2800 Pottsville Pike
      Reading, PA 19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                           Salary or other compensations    from whom received
                           -----------------------------    or to  be received
      Name of recipient    received    To be received
                              (a)        (b)
      Cortlandt C. Choate
            2000          $123,616                          GPU Service, Inc.
            2001                      $107,500              GPU Service, Inc.
            2002                      $107,500              GPU Service, Inc.
            2003                      $107,500              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $123,616. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $107,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary. N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $2,785.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/  Cortlandt C. Choate

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Wendy S. Greengrove
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ   07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Corporate Affairs Director of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)

      Wendy S. Greengrove
            2000          $136,872                          GPU Service, Inc.
            2001                      $110,000              GPU Service, Inc.
            2002                      $110,000              GPU Service, Inc.
            2003                      $110,000              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $136,872. Based on her present salary rate, respondent estimates that her 2001, 2002 and 2003 compensation, each year, will be $110,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,459.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/ Wendy S. Greengrove

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Scott L. Guibord
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ   07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent devotes the major portion of his working time to his duties as Corporate Secretary of GPU, Inc., and as Secretary of GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Telcom Services, Inc., Jersey Central Power & Light Company, JCP&L Preferred Capital, Inc., Metropolitan Edison Company, Met-Ed Preferred Capital II, Inc., Nineveh Water Company, Pennsylvania Electric Company, Penelec Preferred Capital II, Inc., Saxton Nuclear Experimental Corporation, Waverly Electric Light and Power Company, York Haven Power Company, GPU Diversified Holdings, LLC, GPU Capital, Inc., GPU Electric, Inc., GPU Enertech Holdings, Inc., GPU Power, Inc., and the GPU Foundation, and the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                             (a)       (b)
       Scott L. Guibord
            2000          $ 258,773                         GPU Service, Inc.
            2001                      $172,000              GPU Service, Inc.
            2002                      $172,000              GPU Service, Inc.
            2003                      $172,000              GPU Service, Inc.

      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $258,773. Based on his present salary rate, respondent estimates that his 2001, 2002, and 2003 compensation, each year, will be $172,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002, and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $5,508.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed)/s/   Scott L. Guibord

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Leslie L. Halyard, Esq.
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ   07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)

      Leslie L. Halyard
            2000          $ 85,920                          GPU Service, Inc.
            2001                      $104,500              GPU Service, Inc.
            2002                      $104,500              GPU Service, Inc.
            2003                      $104,500              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $85,920. Based on her present salary rate, respondent estimates that her 2001, 2002 and 2003 compensation, each year, will be $104,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $-0-.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/  Leslie L. Halyard

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

  STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Dennis Kulish
      GPU Service, Inc.
      2800 Pottsville Pike
      Reading, PA 19605

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Dennis Kulish
            2000          $108,364                          GPU Service, Inc.
            2001                      $100,500              GPU Service, Inc.
            2002                      $100,500              GPU Service, Inc.
            2003                      $100,500              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $108,364. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $100,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $3,036.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/  Dennis Kulish

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Sander Levin
      GPU Service, Inc.
      300 Madison Ave.
      Morristown, NJ  07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Chief Nuclear Officer of GPU Service, Inc., and President and Chief Executive Officer/Chief Nuclear Officer of GPU Nuclear, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Sander Levin
            2000          $184,971                          GPU Nuclear, Inc.
            2001                      $139,000              GPU Service, Inc.
            2002                      $139,000              GPU Service, Inc.
            2003                      $139,000              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Nuclear, Inc. Respondent's 2001 compensation will be received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $184,971. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $139,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.


      (a) Total amount of routine expenses charged to client: $7,381.

      (b) Itemized list of all other expenses:


January 26, 2001                          (Signed) /s/   Sander Levin

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2003

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Jeffrey R.  Loveng
      GPU Service, Inc.
      801 Pennsylvania Avenue, NW
      Washington, DC 20004

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Manager, Federal Affairs I of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Jeffrey R. Loveng
            2000          $93,284                           GPU Service, Inc.
            2001                      $88,200               GPU Service, Inc.
            2002                      $88,200               GPU Service, Inc.
            2003                      $88,200               GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $93,284. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $88,200. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002, 2003.

      (b) Basis for compensation if other than salary. N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $10,646.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/  Jeff Loveng

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Donald Lynch
      GPU Energy
      525 Main Street
      Allenhurst, NJ  07711

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Central New Jersey Regional President - Operations Division for GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Donald Lynch
            2000          $159,298                          GPU Service, Inc.
            2001                      $140,000              GPU Service, Inc.
            2002                      $140,000              GPU Service, Inc.
            2003                      $140,000              GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $159,298. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $140,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $7,008.

      (b) Itemized list of all other expenses:  None



January 26, 2001                          (Signed) /s/   Donald Lynch

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Steve Schumacher
      GPU Energy, Inc.
      2800 Pottsville Pike
      P. O.Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent  is  Eastern  Pennsylvania   Regional  President  -  Operations
      Division of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Steve Schumacher.
            2000          $177,346                          GPU Service, Inc.
            2001                      $145,000              GPU Service, Inc.
            2002                      $145,000              GPU Service, Inc.
            2003                      $145,000              GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $177,346. Based on his present salary rate, respondent estimates that his 2001, 2002, and 2003 compensation, each year, will be $145,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ 8,972 (2000).

      (b) Itemized list of all other expenses:  None



January 26, 2001                          (Signed) /s/  Steve Schumacher

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Julie A. Strout
      GPU Service, Inc.
      150 W. State Street
      Trenton, NJ   08608

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Government Affairs Specialist of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Julie A. Strout
            2000          $ 100,423                         GPU Service, Inc.
            2001                      $84,700               GPU Service, Inc.
            2002                      $84,700               GPU Service, Inc.
            2003                      $84,700               GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000 any, amounted in the aggregate to $100,423. Based on her present salary rate, respondent estimates that her 2001, 2002 and 2003 compensation, each year, will be $84,700. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary. N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $7,538.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/   Julie A. Strout

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Wayne Thomson
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Division Counsel of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Wayne Thomson
            2000          $161,157                          GPU Service, Inc.
            2001                      $125,000              GPU Service, Inc.
            2002                      $125,000              GPU Service, Inc.
            2003                      $125,000              GPU Service, Inc.


      Respondent's 2000 compensation from the companies in the GPU System was received from GPU International, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $161,157. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $125,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in. 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $12,396.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed)   /s/  Wayne Thomson

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Kelly Tomblin
      GPU Energy
      5404 Evans Road
      Erie, PA  16509

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent  is  Western  Pennsylvania   Regional  President  -  Operations
      Division of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Kelly A. Tomblin
            2000          $ 188,255                         GPU Service, Inc.
            2001                      $140,000              GPU Service, Inc.
            2002                      $140,000              GPU Service, Inc.
            2003                      $140,000              GPU Service, Inc.

      Respondent's 2000 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $188,255. Based on her present salary rate, respondent estimates that her 2001, 2002 and 2003 compensation, each year, will be $140,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,401.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/   Kelly A. Tomblin

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2003

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Michael G. Wolfe
      GPU Service, Inc.
      2800 Pottsville Pike
      Reading, PA 19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                            Person or company
                          Salary or other compensation      from whom received
                          ----------------------------      or to be received
      Name of recipient  received    To be received
                              (a)       (b)
       Michael G. Wolfe
            2000          $120,712                          GPU Service, Inc.
            2001                      $107,500              GPU Service, Inc.
            2002                      $107,500              GPU Service, Inc.
            2003                      $107,500              GPU Service, Inc.


      Respondent's 2000 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 2000, if any, amounted in the aggregate to $120,712. Based on his present salary rate, respondent estimates that his 2001, 2002 and 2003 compensation, each year, will be $107,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2001, 2002 and 2003.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $3,593.

      (b) Itemized list of all other expenses:


January 26, 2001                    (Signed) /s/  Michael G. Wolfe